Ford Motor Credit Company	One American Road
Dearborn, MI 48126

SERVICER COMPLIANCE STATEMENT

Pursuant to (i) Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of September 1, 2005, among Ford Credit Floorplan Corporation ("FCF Corp"), Ford Credit Floorplan Master Owner Trust A (the "Trust") and Ford Motor Credit Company, as servicer (the "Servicer"), (ii) Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of September 1, 2005, among Ford Credit Floorplan LLC ("FCF LLC"), the Trust and the Servicer, and (iii) Section 3.05 of the Second Amended and Restated Transfer and Servicing Agreement, dated as of September 1, 2005, among FCF Corp, Ford Credit Floorplan Master Owner Trust B ("MOTB") and the Servicer (collectively, the "Agreements"), the undersigned authorized officer of the Servicer does hereby state that:

(a) A review of the Servicer's activities and of its performance under the Agreements during the period from January 1, 2006 to December 31, 2006 has been made under my supervision.

(b) To the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under the Agreements in all material respects throughout the aforementioned period.

By:	/s/ Daniel J. Gardetto
Daniel J. Gardetto
Assistant Treasurer
Dated as of: December 31, 2006